Exhibit 99.2
Good afternoon, ladies and gentlemen, and welcome to Akorn’s conference call. My name is Art Przybyl and presenting our financial position today is Jeff Whitnell, our CFO. We will hold a brief Q & A period at the end of the presentation. Before I begin, I would like to read our forward looking statement:
■	Statements presented in this overview which are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results.

■	Factors that could cause actual results to differ materially are detailed in the Company’s Securities and Exchange Commission filings.
The results of our 1st quarter are indicative of our improving business model. We are encouraged by our growth in all four of our business units – ophthalmics, hospital drugs and injectables, vaccines and contract pharma manufacturing.
Whether apparent through reported revenue increases or not so apparent but nonetheless significant market share gains and/or development and manufacturing contracts we are excited about our opportunities for the remainder of 2008.
We believe this will be a great year for us.

In the first quarter revenues increased by 24% over the prior year period to $14.5 million.
Ophthalmic revenues recorded a strong increase of 41% to $6.0 million buoyed by IC-Green revenues that now reflect our historical run rate. Initial shipments of Ketotifen began and we recently received two FDA ANDA approvals for both Ofloxacin and Diclofenac ophthalmic solution. These products will add to our ophthalmic revenue base in the third and second quarter respectively. More importantly, we are now within 30 days of our Akten PDUFA date of June 2, 2008. We anticipate approval on this date, our conversations with FDA reflect this confidence, and we expect to launch Akten in the second quarter. Akten is a topical gel anesthetic whose indication is broad, any ocular procedure that requires a topical anesthetic. This includes cataract and other anterior segment procedures, refractive surgery, intravitreal injections, laser procedures and minor diagnostic/surgical office based procedures.
When approved Akten will posses the highest concentration of topical ophthalmic anesthetic available, be delivered by an ophthalmic dropper in a unit of use preservative free format, have a rapid onset with extended duration anesthetic effect and have an outstanding ocular and systemic safety profile. Akten is viscous making for easier administration and has no stinging effect. The potential market for Akten is approximately 11 million procedures annually, two million in anterior segment surgery, 1 million in refractive surgery, 1 million intravitreal injections, three million laser procedures, and four million minor office based diagnostic and surgical procedures, examples of which include gonioscopy, foreign body removal, suture removal and placement, cryretinopexy, pterygium removal and minor eyelid procedures.
Currently the only other FDA approved ophthalmic topical anesthetic is proparacaine drops 0.5%, they tend to have a limited duration of anesthesia, it is not p.f. and corneal opacification/toxicity can occur as a complication.
Our Akten NDA is a 505b(2) filing whereby we are pursuing a new indication for an established approved chemical compound.
The market for Akten can be simply split into hospitals and office based physicians/surgicenters that perform ophthalmic surgical procedures. Our initial marketing targets will be our current customers, we estimate that approximately 1 million of our two million units sold of this chemical compound are being used “off label” in hospitals for ophthalmic surgical procedures.
We believe that legitimizing ophthalmic use of this product will be of importance to hospitals.
Secondly, we currently market proparacaine as well, and will target these customers to switch to Akten.
We have filed two U.S. patents in order to protect and secure our intellectual property and extend our three year exclusivity. It has been approximately 25 years since a new approval for an ophthalmic ocular anesthetic has occurred and we believe there will be a significant opportunity for Akten.
As an example of Akten’s potential, sales of 1 million annual units would equal $25 million in revenue at a gross profit of 93%. We look forward to launching Akten in June.
Hospital drugs and injectables revenues increased by 21% to 5.0 million.
This increase was primarily driven through greater group purchasing organization contract compliancy in large part due to the expansion of our hospital sales team. We did not launch any new hospital drugs in the 1st quarter but rather extended our market share gains on products such as Hydase that in March achieved 25% proforma annual market share. We launched Hydase approximately 9 months ago. More importantly, our complete product line wholesaler pass-through sales have increased every month since January and recent reported April sales set a record.
Our hospital sales through our wholesalers have increased 15% since January and are representative of our stronger increased percentage of hospital contact compliancy.
Revenues for the Akorn-Strides JV are expected to begin in 2008. The JV has placed purchase orders for five injectable products, three announced ANDA approvals, one for Fosphenytoin sodium, two for Ondansetron injection and two other as yet unannounced products, we expect these two ANDA approvals in the near future.
We continue to include oral generic Vancomycin revenues in our 2008 model, although we have not updated guidance towards an anticipated approval date. However, we remain firmly convinced that FDA is managing this situation, and that the CP will ultimately be denied, by doing so, this will bring an end to this costly, non-patent protected monopoly, that has some clinicians prescribing the injectable version because of the prohibitive cost of the current Vancomycin product. We stand ready to capture the vast majority of this market when our generic ANDA application is approved.
We continue to meet with senior HHS officials on the subject of forward deployment of DTPA and hope to be able to provide substantive reports on future conference calls.
The opportunity remains for a significant order for DTPA as the need for forward deployment remains an objective for HHS. There is no need to negotiate a new HHS contract since option units remain available on contract for this potential requirement.
Vaccine revenues generated $1.8 million in the 1st quarter. Vaccines were not launched until September 2007 and hence no prior period revenues exist. Since our launch, revenues of $9.5 million have been reported. Currently, vaccine revenue only includes UD and MDV versions of TD vaccine. Flu vaccine revenues will begin in August 2008. Since our last conference call, we began pre-booking flu for delivery beginning in August through a relationship with CSL, for their Afluria products, since then we have expanded to also sell GSK Flulaval and Novartis’ Flurvirin products. Through Friday May 9 Flu prebooked sales exceed $7 million.
Vaccine revenues in the 1st quarter were primarily derived from the launch of our UDPF TD vaccine, and our progress to date has met our expectations. Since launch, we have converted and sold UD TD product to 574 hospitals.
Our actual sales run rate in April exceeded the entire 1st quarter and is representative of an annual proforma run rate of $9 million dollars. We currently have converted an additional 123 hospitals, committed to buy but who have not yet purchased representing an additional $3 million in annual sales.
A large hospital corporation has also committed to buy representing an additional $1.9 million in annual sales. Based on this, and at the rate we are closing hospital accounts we expect our annual proforma sales run rate to reach $16.8 million by June 2008 for UD PF TD hospital vaccine sales, market share in excess of 20%.
Our MDV of TD vaccine is primarily sold to office based physicians, clinics and public health. Currently, Distributors are our primary means of reaching this market and most every one of them now purchase this vaccine from us.

Distributors continue to exhaust past inventories of this vaccine, remaining inventories include expiration dates of June and July.
We expect to see an increase in distributor orders in the 2nd quarter. Since the beginning of the second quarter we have received orders in excess of $2 million of MDV from distributors. On April 19th we submitted the CDC bid for MDV TD vaccine, last year approximately 1.2 million doses of TD Vaccine were sold to State and County public health departments through this award. The award takes effect July 1, we expect to win the award because we are the only distributor that has an authorizing letter from our manufacturer and one year expiration dating, two necessary requirements to receive the award from CDC. We will service this award directly and not through distributors.
We still have approximately $13 million of MDV inventory, (approximately 1.2 million doses) from our initial $20 million inventory buy (2 million doses) but expect to liquidate and sell this inventory over the course of the year. At that time we will begin the transition to the UD PF TD vaccine for the office based physician market. Because of the higher gross margins for that product this has always been our intent and strategy for this exclusive vaccine agreement.

Our contract pharma manufacturing business segment generated revenues of $1.6 million and we expect this business segment to grow substantially over the next several quarters. The second quarter will see a modest revenue increase over the first quarter, we expect 2Q revenues to be approximately $2 million since we began shipping our ketotifen ANDA ophthalmic product under a branded label for another large pharma ophthalmic company. The second half of the the year, is expected to generate sales that approximate a proforma $14 million annual sales run-rate, primarily due to the launch of Advanced Vision Research previously announced product, Theratears. More importantly, three as yet, unannounced contract pharma business partnerships could serve to double revenues, in 2009, bringing our total contract pharma business to over $20 million on an annual basis. To that end, today we signed a development agreement in excess of $600,000 with one of these three companies to develop two ophthalmic OTC products.
When commercialized in December 2008, this relationship is expected to generate an additional six million annual manufactured units in our Illinois facility and approximately $8.4 million in new annual revenue.
We continue to actively seek lyophilization business and are ready to both develop and fill/finish lyophilized products for customers.

Before Jeff presents his financial presentation I would like to discuss several specific areas of our P&L statement.
Gross margins improved by 5 points to 26% over the prior year period and gross profit dollars increased by 48% to $3.7 million. Several factors contributed to this, a favorable product mix and IC-Green revenues reflecting our historical run rate helped. Although vaccines typically have a lower gross margin percentage associated with their sale, and will tend to lower our gross margin % as their sales grow, we believe gross margins in our two manufacturing plants are beginning to improve.
Our New Jersey facility is at capacity on a one-shift basis. We are now at a point where we can shift our manufactured products to a higher gross margin mix with the addition, of Ketotifen, Diclofenac and Akten.
This will result in a standard margin improvement of 12 points from the 1st to the 2nd quarter for this facility. In our Illinois facility efficiency and cost cutting measures are in place, although our Illinois plant still suffers from a lack of new product introductions. This is why our new contract pharma opportunities are important combined with the anticipated ANDA approval for a Schedule II narcotic in the second half of 2008. In the Illinois facility we will be able to adjust our product mix for ophthalmic production in the second half of 2008, just as we did in the New Jersey facility. Injectable production will be helped by additional narcotic production but will remain a challenge until new lyophilization business is developed.
SG & A expenses totalled $6.3 million and increased $1 million over the prior year period. We estimate that SG & A for the remainder of the year will be approximately $6.0 million per quarter. The increase over the prior year is due in large part to the expansion of our sales teams. We currently have 65 sales representatives.
Our Sales coverage overlaps in our business segments and provides us with 54 reps selling vaccines, 24 reps selling hospital drugs and injectables, and 33 reps selling ophthalmic drugs. We also have two reps managing our contract pharma business unit. At this time and for the foreseeable future, our sales team expansion is complete.
Research and development expenses totalled $2.4 million in the first quarter. To better help you understand our true run-rate, quarterly in-house R&D expenses are approximately $1.15 million.

In the first quarter we wrote off two previously capitalized fees and paid for fees totaling $1.25 million reflecting the expense associated with an FDA filing fee and a milestone-licensing fee. For the second quarter our R&D expenses will approximate $1.5 million, $1.15 million of in-house costs and $340,000 of partnership milestone fees.
I will now turn the presentation over to Jeff for a more detailed financial presentation.